Exhibit 4.21

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, IS AVAILABLE.

FLEWBER GLOBAL INC.

UNSECURED SUBORDINATED PROMISSORY NOTE

Principal Amount: US $200,000	Issuance Date: November 17, 2023

FOR VALUE RECEIVED, Flewber Global Inc., a Delaware Company (the “Company”), promises to pay to Third Row LLC/Patrick Leung (“Holder”), the principal amount noted above, payable originally on January 15, 2024, (the “Maturity Date”).

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Interest. The outstanding principal amount of the Note shall bear interest for the period commencing on the Issuance Date until paid in full at a rate per annum equal to twelve percent (12%) per annum. The Company shall pay interest on the principal amount hereunder, in arrears, on the Maturity Date. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty.

2. Maturity. The Company shall pay to Holder on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the principal amount of the Note outstanding on such date, together with any and all accrued and unpaid interest thereon.

3. Prepayment. As a result of a liquidity event such as an IPO, the Company at any time prior to the Maturity Date and without penalty or premium will as a priority pay all or any portion of the unpaid principal amount of the Note, together with all accrued and unpaid interest thereon.

4. Events of Default. In the event that any of the following (each, an “Event of Default”) shall occur:

(a) Non-Payment. The Company shall default in the payment of the principal of, or accrued interest on, this Note as and when the same shall become due and payable, whether by acceleration or otherwise; or

(b) Bankruptcy. The Company shall: (a) admit in writing its inability to pay its debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property; or (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief;

then, and so long as such Event of Default is continuing for a period of five (5) business days in the case of non-payment under Section 5(a) and for a period of thirty (30) calendar days in the case of an event under Sections 5(b) (and the event which would constitute such Event of Default, if curable, has not been cured), by written notice to the Company, all obligations of the Company under this Note shall be immediately due and payable (except with respect to any Event of Default set forth in Section 5(b) hereof, in which case all obligations of the Company under this Note shall automatically become immediately due and payable without the necessity of any notice or other demand to the Company) without presentment, demand, protest or any other action nor obligation of the Holder of any kind, all of which are hereby expressly waived, and Holder may exercise any other remedies the Holder may have at law or in equity.

5. Mutilated, Destroyed, Lost or Stolen Note. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (i) evidence to its satisfaction of the destruction, loss or theft of such Note and (ii) such indemnity as may be reasonably required by the Company to hold the Company harmless.

6. Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. The Company agrees that, in the event of an Event of Default, to reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

7. Payment. All payments with respect to this Note shall be made in lawful money of the United States of America, at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time. The receipt by the Holder of immediately available funds shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

8. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. Interest and principal are payable only to the registered Holder of this Note on the books and records of the Company. Holder shall not assign or transfer any of its rights or obligations under this Note without the prior written approval of the Company, which approval by the Company shall not be unreasonably withheld.

9. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

10. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by electronic mail transmission, to such party at its address or email address set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party thereto:

If to the Company, to:

Flewber Global Inc.

Attn: Marc Sellouk, CEO
1411 Broadway, 38th Floor
New York, NY 10028
mselouk@flewber.com

With a copy to:

Scott M. Miller, Esq.

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
smiller@egsllp.com

If to the Holder:

11. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflicts of laws.

12. Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in Supreme Court of the State of New York in New York County, or in the United Stated District Court for the Southern District of New York. The parties hereto hereby: (i) waives any objection which they may now have or hereafter have to the venue of any such suit, action or proceeding, and (ii) irrevocably consents to the jurisdiction of the Supreme Court of the State of New York in New York County, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Supreme Court of the State of New York in New York County, and the United States District Court for the Southern District of New York and agree that service of process upon a party mailed by certified mail to such party’s address shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding.

13. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

14. Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

15. Definitions. All capitalized terms used in this Note or other document, instrument or agreement executed or delivered pursuant hereto (unless otherwise indicated therein) shall have the meanings ascribed to such terms herein or referred to below.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

FLEWBER GLOBAL INC.

By:	/s/ Marc Selouk
	Name:	Marc Selouk
	Title:	Chief Executive Officer

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